EXHIBIT 99.1

Kulicke & Soffa Sets Terms of Convertible Subordinated Notes

Willow Grove, PA—June 24, 2004—Kulicke and Soffa Industries, Inc. (Nasdaq: KLIC) today announced that it has priced its previously announced private offering of $65 million aggregate principal amount of convertible subordinated notes due 2010 to certain qualified institutional investors. The notes will bear interest at an annual rate of 1.0%. The notes are convertible, at the option of the holders, on or before the final maturity date, into the Company’s common stock at a conversion rate of 77.8743 shares per $1,000 principal amount of notes, subject to adjustment. The Company may terminate the holders’ conversion rights at any time on or after June 30, 2006 if the closing price of its common stock has exceeded 140% of the conversion price then in effect for at least 20 trading days within a period of 30 consecutive trading days. In connection with this offering, the Company granted the initial purchaser a 30-day option to purchase up to an additional $10 million aggregate principal amount of the notes. The transaction is expected to close on June 30, 2004.

The Company intends to use the net proceeds of the notes to retire a portion of its outstanding debt securities, including $50 million of its outstanding 5-1/4% Convertible Subordinated Notes which it has agreed to purchase upon the closing of the offering.

The notes and the common stock issuable upon conversion of the notes have not been registered under the Securities Act of 1933, as amended, or applicable state securities laws, and are being offered only to qualified institutional buyers in reliance on Rule 144A under the Securities Act of 1933, as amended. Unless so registered, the notes and common stock issuable upon conversion of the notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act of 1933, as amended and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the securities, nor shall there be any sale of the securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.